Exhibit 10.16

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

DATED AS OF

June 22, 2020

between

TRINITY CAPITAL INC.,

as Lender

and

FOOTPRINT INTERNATIONAL HOLDCO, INC.

FOOTPRINT INTERNATIONAL, LLC

FOOTPRINT, LLC

FOOTPRINT SOUTH CAROLINA, LLC,

as Borrower

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made as of June 22, 2020 (the “Closing Date”), by and between TRINITY CAPITAL INC., a Maryland corporation (“Lender”), with its principal office at 3075 W. Ray Road, Suite 525, Chandler, AZ 85226, and FOOTPRINT INTERNATIONAL HOLDCO, INC., a Delaware corporation (“Parent”), FOOTPRINT INTERNATIONAL, LLC, a Delaware limited liability company (“Footprint International”), FOOTPRINT, LLC, a Delaware limited liability company (“Footprint”), and FOOTPRINT SOUTH CAROLINA, LLC, a Delaware limited liability company (“Footprint South Carolina”, and, together with Parent, Footprint International, and Footprint, each individually and collectively, “Borrower”), with offices at 250 E. Germann Road, Gilbert, AZ 85297.

W I T N E S S E T H

WHEREAS, Borrower desires to borrow from Lender and Lender desires to make available to Borrower, the Term Loan (as defined below) pursuant to the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, all capitalized terms shall have the meanings set forth below. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the UCC. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

“Account Control Agreement” means any deposit account control agreement or securities account control agreement in a form acceptable to Lender required to perfect Lender’s security interest in all deposit accounts and security accounts of Borrower and each of its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, managers, joint venturers or partners. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this Loan and Security Agreement and all Schedules and Exhibits annexed hereto and made a part hereof, as the same may be amended, supplemented and or modified from time to time by the parties hereto and all documents and instruments executed in connection herewith.

“Amortization Date” means the first Payment Date after the expiration of the Interest Only Period.

“Amortization Period” has the meaning provided in Section 2.1(a).

“Amortization Schedule” has the meaning provided in Section 2.1(a).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Rate” means a variable annual interest rate equal to the greater of (i) the Prime Rate plus 7.25% and (ii) 12.00%.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Day” means a day when the banks in Phoenix, Arizona are open for business.

“Change of Control” means the closing of any transaction or series of transactions by which Borrower shall merge with (whether or not Borrower is the surviving entity) or consolidate into any other Person or lease or sell substantially all of its and its subsidiaries’ assets substantially as an entirety to any other Person or by which any Person, entity or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934) acquires, directly or indirectly, 50% or more of Borrower’s outstanding capital stock.

“Closing Date” has the meaning set forth in the preamble hereto.

“Closing Fee” has the meaning provided in Section 2.1(c).

“Collateral” has the meaning provided in Article 3.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as EXHIBIT D.

“Covenant Termination Date” means the date on which Borrower provides evidence reasonably satisfactory to Lender that Parent has received $41,400,000 in Qualified Proceeds.

“Debt” means (a) all indebtedness for borrowed money; (b) all indebtedness for the deferred purchase price of property or services (other than (i) trade payables and accrued expenses incurred in the ordinary course of business, (ii) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet and (iii) any amounts being disputed in good faith by Borrower where such dispute would not cause, or be reasonably expected to cause, a Material Adverse Change); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) equity securities subject to repurchase or redemption, (f) all obligations, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in subsections (a) through (e) of this definition; and (g) all obligations of the kind referred to in subsections (a) through (f) above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights).

“Default Rate” has the meaning set forth in Section 2.2(a).

“Documentation and Funding Fees” has the meaning set forth in Section 2.1(d).

“End of Term Payment” has the meaning set forth in Section 2.6.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“Event of Default” means any of the following events and conditions at any time, unless waived in writing by Lender, and shall constitute an Event of Default:

(a) failure on the part of Borrower to remit to Lender any amount required to be remitted under this Agreement or any Loan Documents on or before such amount is due;

(b) failure on the part of Borrower: (A) to perform any obligation arising under Sections 4.2 (f), (k), (l), (n), (q), or (t) or to comply with any covenants under Section 4.3 or Section 5.1 or (B) to perform any other obligation arising under Section 4.2 (other than those listed in clause (A) above), which failure continues for a period of seven (7) Business Days after the date of such occurrence, or (C) duly to observe or perform in any other of its respective covenants or agreements in this Agreement or any other Loan Document, which failure continues for a period of fifteen (15) Business Days after the date of such occurrence.

(c) there is (i) default by Borrower under the Trinity Lease Documents or other financial obligation to Lender or its affiliates which default entitled the other party to such obligation to exercise remedies; (ii) a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Debt in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change; (iii) any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder; or (iv) a revocation or termination of a Material Agreement;

(d) if any representation or warranty of Borrower made in this Agreement or in any certificate or other writing delivered pursuant hereto or any other related document is materially incorrect or misleading as of the time when the same shall have been made;

(e) any provision of this Agreement or any lien or security interest of Lender in the Collateral ceases for any reason to be valid, binding and in full force and effect other than as expressly permitted hereunder;

(f) any bankruptcy, insolvency or other similar proceeding is filed by Borrower or any of its Subsidiaries;

(g) any involuntary bankruptcy, insolvency or other similar proceeding is filed against Borrower or any of its Subsidiaries and such proceeding or petition shall not be dismissed within sixty (60) days after filing;

(h) any assignment is made by Borrower or any attempt by Borrower to assign any of its duties or rights hereunder;

(i) Borrower is consolidated with, merged with, or sells its properties and assets substantially as an entity to another entity without Lender’s prior written consent, provided that no consent of Lender shall be required if, in connection with such merger or sale of properties and assets the Obligations will be paid in full;

(j) (i) If any material portion of Borrower’s or any of its Subsidiaries’ assets (A) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (B) comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, (ii) if Borrower or any of its Subsidiaries is enjoined, restrained or in way prevented by court order from continuing to conduct all or any material part of its business affairs, (iii) if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any of its Subsidiaries’ assets or (iv) if a notice of lien, levy or assessment if filed of record with respect to any of Borrower’s or any of its Subsidiaries’ assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower or any Subsidiary receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

(a) [reserved];

(b) [reserved];

(c) If any of the Loan Documents shall cease to be, or Borrower shall assert that any of the Loan Documents is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms;

(d) If there occurs a Material Adverse Change to Borrower;

(e) (i) there is a Change of Control, unless, as a condition to the closing of such change of control the Obligations will be paid in full, (ii) there is a change on Borrower’s board of directors which results in the failure of at least one partner of Zenfinity Capital or its Affiliates to serve as a voting member; provided, that after such time as Borrower provides evidence reasonably satisfactory to Lender that Borrower has achieved the New Equity Financing Milestone this clause (ii) shall not constitute an Event of Default, or (iii) Borrower suffers the resignation of one or more directors from its board of directors in anticipation of the Borrower’s insolvency, in either case without the prior written consent of Lender which may be withheld in Lender’s sole discretion; or

(f) a final, non-appealable judgment which is not covered by insurance is entered against Borrower or any Subsidiary for an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), which is not paid or bonded within twenty (20) days of entry.

“Excluded Property” means, collectively, (i) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant, attachment or enforcement of a security interest therein would, under applicable federal law, impair the registrability of such applications or the validity or enforceability of registrations issuing from such applications; (ii) motor vehicles and other assets subject to certificates of title (other than to the extent a lien thereon can be perfected by the filing of a financing statement under the UCC); (iii) those assets that Lender shall determine in its sole discretion for which the cost or other consequence of obtaining a lien thereon or perfection thereof are excessive in relation to the benefit to Lender of the security to be afforded thereby; (iv) any asset or property to the extent that the grant of a security interest is prohibited by applicable law, rule or regulation or requires a consent not obtained of any Governmental Authority pursuant to such applicable law, rule or regulation, in each case after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition; and (v) any fee owned real property together with any improvements thereon.

“Foreign Subsidiary” means, as to any Person, (i) a Subsidiary organized under the laws of any jurisdiction other than the United States, any state or territory thereof or the District of Columbia and (ii) any Subsidiary that is organized under the laws of the United States, any state or territory thereof or the District of Columbia, if (A) such Subsidiary is a Subsidiary of a Subsidiary described in clause (i) that is a controlled foreign corporation within the meaning of Section 957 of the IRC (a “CFC”), or (B) all or substantially all of the assets of such Subsidiary consist of equity or debt securities of one or more Subsidiaries described in clause (i) that are CFCs, intellectual property relating to such Subsidiaries and other assets (including cash or cash equivalents) relating to an ownership interest in such Subsidiaries.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Inactive Entities” means each of Footprint MX Holdings, LLC a Delaware limited liability company, and Footprint Mexico, LLC, a Delaware limited liability company.

“Intellectual Property” means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past present or future infringement, violation, misuse, misappropriation or other impairment thereof, whether arising under United States, multinational or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

“Interest Only Period” means the period beginning on the Closing Date and ending on July 1, 2021.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“IP Release” has the meaning set forth in Section 3.1(c).

“IP Security Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Footprint International to Lender and dated as of the Closing Date.

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Troy Swope as of the Closing Date, and (ii) Chief Technology Officer, who is Yoke Chung as of the Closing Date.

“Knowledge” or “Knowledge of Borrower” means the actual knowledge of the chief executive officer, chief operating officer or chief financial officer of Borrower and such knowledge that would be obtained upon due inquiry and reasonable investigation by such Persons.

“Lender’s Expenses” means all costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Lender’s reasonable attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review) and the rights of Lender in and to the Term Loan and the Collateral or otherwise hereunder, including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by any Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.

“Lender Shares” shall mean the shares of common stock or other securities of Parent that Lender has the right to purchase and may purchase under the terms of the Warrant.

“Loan Documents” means this Agreement, the Notes, the Warrant, every Account Control Agreement, intercreditor agreement, subordination agreement pledge agreement or mortgage, the IP Security Agreement, any landlord waivers and bailee waivers, the Perfection Certificate, each Compliance Certificate, each Loan Payment Request Form and every other document evidencing, securing or relating to the Term Loan, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Loan Payment Request Form” is that certain form attached hereto as EXHIBIT E.

“Material Adverse Change” means (i) a materially adverse effect on the business, financial condition, operations, performance or Property of Borrower, (ii) a material impairment of the ability of Borrower to perform its obligations under or remain in compliance with this Agreement and the other Loan Documents, or any documents executed in connection therewith, or (iii) Borrower’s interest in , or the value, perfection or priority of Lender’s security interest in the Collateral.

“Material Agreement” is any license, agreement or other contractual arrangement with a Person or Governmental Authority whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than $250,000 in the aggregate or any license, agreement or other contractual arrangement conveying rights in or to any intellectual property necessary to make, use or sell any inventory, products or services of Borrower or any Subsidiary.

“Maturity Date” means July 1, 2024.

“Maximum Credit Limit” means $7,000,000.

“New Equity Financing Milestone” means, Parent shall have received at least $92,000,000 in Qualified Proceeds.

“Notes” means a promissory note or notes in the form of EXHIBIT A hereto.

“Obligations” means all present and future obligations owing by Borrower to Lender governed or evidenced by the Loan Documents whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any bankruptcy case in which Borrower is a debtor (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Payment Date” means the first (1st) day of each month, or if such day is not a Business Day, the next Business Day.

“Perfection Certificate” means the perfection certificate delivered to Lender dated as of the Closing

Date.

“Permitted Debt” means and includes:

(a) Debt of Borrower to Lender under this Agreement;

(g) Debt of Borrower to Lender under the Trinity Lease Documents;

(h) Debt of Borrower existing on the date hereof and set forth on the Perfection Certificate;

(i) Other unsecured Debt not to exceed $400,000 in aggregate principal amount outstanding at any one time and, if required by Lender in its reasonable discretion, subject to subordination agreements in form and substance acceptable to Lender;

(j) Debt owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Loan Party, pursuant to reimbursement or indemnification obligations to such Person, provided that, upon the incurrence of Debt with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(k) Debt that may be deemed to exist pursuant to any letter of credit, performance bond, surety, statutory appeal or similar obligation entered into or incurred by in the ordinary course of business in an aggregate principal amount not to exceed $250,000 outstanding at any one time; and

(l) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Debt under subsections (a)-(f) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower.

“Permitted Investment” means

(a) Deposits and deposit accounts (which shall be subject to Account Control Agreements as required herein) with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(e) Investments outstanding on the date hereof and set forth on the Perfection Certificate;

(f) (i) Investments by Borrower in or to any other co-Borrower hereunder, (ii) Investments of Subsidiaries that are not co-Borrowers hereunder in or to other Subsidiaries or Borrower; and (iii) Investments by Borrower in any Foreign Subsidiary not to exceed $100,000 in the aggregate at any time, provided, that no Investments in any Foreign Subsidiary shall be made using any proceeds of the Term Loan.

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary; and

(i) Other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time.

“Permitted Locations” has the meaning set forth in Section 3.3.

“Permitted Liens” means:

(a) liens outstanding on the date hereof and set forth on the Perfection Certificate;

(b) liens for taxes and assessments not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP;

(c) liens arising in the ordinary course of business (such as liens of carriers, warehousemen, mechanics, and materialmen) and other similar liens imposed by law for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with GAAP;

(d) easements, rights of way, restrictions, minor defects or irregularities in title or other similar liens which alone or in the aggregate do not interfere in any material way with the ordinary conduct of the business of Borrower;

(e) customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where any Loan Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(f) liens that arise in favor of banks under Article 4 of the UCC on items in collection and the documents relating thereto and proceeds thereof;

(g) Liens on cash and securing Debt permitted under clause (f) of the definition of “Permitted Debt”, in an aggregate principal amount not to exceed $250,000 outstanding at any one time; and

(h) any attachment or judgment lien (other than for payment of taxes, assessments or governmental charges) not constituting an Event of Default

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, foregoing.

“Potential Event of Default” means any event or circumstance, which, with the giving of notice or lapse of time or both, would become an Event of Default or any event that could reasonably expected to cause a Material Adverse Change.

“Prime Rate” means, at any time, the greater of (i) the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate”, and (ii) 4.75%. In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be as announced by Lender.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Qualified Proceeds” means net cash proceeds received by Parent from the sale or issuance of Parent’s Equity Securities in a transaction or series of transactions consummated after the Closing Date and from investors and on terms reasonably satisfactory to Lender (not including any proceeds from (i) the cancellation or conversion of Debt, (ii) the Series A Financing, or (iii) the sale by Borrower of Borrower’s Equity Securities in a public offering).

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, as well as any other officer or employee identified as an authorized officer in the corporate resolution delivered by Borrower to Lender in connection with this Agreement.

“Restricted License” means any license or other agreement with respect to which Borrower is the licensee and such license or agreement is material to Borrower’s business and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

“Series A Financing” means a transaction or series of transactions consummated on or prior to the Closing Date, pursuant to which Parent shall have received net cash proceeds from the sale issuance of Parent’s Equity Securities of not less than $23,500,000.

“Solvent” with respect to any person or entity as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such person or entity exceeds the debts and liabilities, including contingent liabilities, of such person or entity, (b) the present fair salable value of the property and assets of such person or entity is greater than the amount that will be required to pay the probable liability of such person or entity on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such person or entity does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such person or entity does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Term Loan” has the meaning ascribed to it in Section 2.1(a).

“Trinity Lease Documents” means the Master Lease Agreement, dated as of February 14, 2020, among Borrower, as lessee, and Lender, as lessor, each schedule thereto, and all other documents and agreements executed in connection therewith.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of Arizona; provided, however, in the event, by reason of mandatory provisions of law, any and all of the attachment, perfection or priority of the security interest of Lender in and to the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Arizona, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions relating to such attachment, perfection or priority and for purposes of definitions related to such provisions; provided, further, that the term “UCC” shall include Article 9 thereof as in effect on the Closing Date.

“Versant” means Versant Funding LLC, a Delaware limited liability company.

“Versant Collateral Sharing Agreement” means the Collateral Sharing Agreement, dated as of February 14, 2020, between Versant and Lender (as the same may be amended or modified from time to time).

“Warrant” means the separate warrant or warrants dated on or about the date hereof, or issued by Parent during the term of the Term Loan, in favor of Lender to purchase securities of Parent.

“ZenCap” means ZenCap Financing, LLC, a Delaware limited liability company.

“ZenCap Loan Agreement” means the Third Amended and Restated Loan and Security Agreement, dated as of January 1, 2018, between Footprint International and ZenCap.

“ZenCap Prepayment Milestone” means, after February 14, 2020, Borrower shall have received proceeds of at least $100,000,000 from the sale by Borrower of Borrower’s Equity Securities or the issuance of Debt (to the extent permitted under this Agreement).

“ZenCap Subordination Agreement” means the Subordination Agreement, dated as of February 14, 2020, between ZenCap and Lender (as the same may be amended or modified from time to time).

“ZenCap Subordination Agreement Amendment” means the Amendment the ZenCap Subordination Agreement, dated as of the date hereof, between ZenCap and Lender.

ARTICLE 2

THE TERM LOAN

2.1 The Term Loan.

(a) Subject to the terms and conditions of this Agreement, Lender hereby agrees to make one term loan to be funded on the date hereof, in a principal amount not to exceed the Maximum Credit Limit (the “Term Loan”). If the aggregate outstanding principal amount of the Term Loan at any time exceeds the Maximum Credit Limit, Borrower shall immediately repay such excess in full. The Obligations of Borrower under this Agreement shall at all times be absolute and unconditional. Borrower acknowledges and agrees that any obligation of Lender to make the Term Loan is strictly contingent upon the satisfaction of the conditions set forth in Section 2.3.

Borrower shall make monthly payments in an amount equal to (i) accrued and unpaid interest only at the Applicable Rate on the outstanding principal amount of the Term Loan on each of the Payment Dates during the Interest Only Period, and (ii) beginning on the first Payment Date after the expiration of the Interest Only Period and each subsequent Payment Date until (and including) the Maturity Date (the “Amortization Period”), the installment of principal and interest due on each such Payment Date, each such installment to be in an amount computed by fully amortizing on a mortgage-style basis the outstanding principal amount of the Term Loan as of the first Payment Date after the expiration of the Interest Only Period (not taking into account, for purposes of such computation, the principal installment due on the first Payment Date after the expiration of the Interest Only Period) plus interest thereon at the Applicable Rate through the Maturity Date. For clarity, the payment schedule as of the Closing Date is reflected in Exhibit B attached hereto (as amended from time to time, the “Amortization Schedule”), provided, that if the Applicable Rate is adjusted in accordance with its terms, the Amortization Schedule and the required monthly installment shall be recalculated based on the adjusted Applicable Rate. In the event of any inconsistency between the Amortization Schedule and the terms of such Loan Documents (including this Section 2.1(a)), the terms of such Loan Documents shall prevail. Borrower shall continue to comply with all of the terms and provisions hereof until all of the Obligations (other than contingent obligations for which no claim has been asserted) are paid and satisfied in full. After the advance of the Term Loan on the date hereof, no further loans shall be available from Lender.

(b) Good Faith Deposit. Lender acknowledges that prior to the date hereof, Borrower has paid to Lender a fully-earned and non-refundable deposit in the amount of $30,000 (the “Good Faith Deposit”).

(c) Closing Fee. As of the Closing Date, Lender shall have fully earned, and Borrower shall pay to Lender on the Closing Date, a non-refundable closing fee equal to 0.5% of the principal amount of the Term Loan (the “Closing Fee”).

(d) Documentation and Funding Fees. On the Closing Date, Borrower will pay Lender for all costs incurred by Lender and related to the closing of the Term Loan, including costs incurred in connection with travel, UCC lien searches, filings, insurance, and legal costs incurred in connection with the closing of the Term Loan (the “Documentation and Funding Fees”).

2.2 Interest; Default Interest.

(a) Beginning on the Closing Date, the unpaid principal balance of the Term Loan shall bear interest, subject to the terms hereof, at the Applicable Rate. All payments shall be due on a Payment Date, or if such day is not a Business Day, the next succeeding Business Day. If any payment is not made within 5 Business Days after the date such payment is due, Borrower shall pay Lender a late fee equal to the lesser of (i) 10% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 4 percentage points above the Applicable Rate immediately prior to the occurrence of the Event of Default (the “Default Rate”). All contractual rates of interest chargeable on the Term Loan shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall in its sole discretion, apply and set off such excess interest received by Lender against other Obligations hereunder due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

(b) Interest shall be computed on the basis of a year of 360 days for the actual number of days for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Arizona time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of the Term Loan shall be included and the date of payment shall be excluded. Changes to the Applicable Rate based on changes to the Prime Rate, shall be effective as of the day immediately following the date of such change, and to the extent, of such change.

(c) Upon the occurrence and during the continuance of an Event of Default and/or the maturity of any portion of the Obligations, any moneys on deposit with Lender shall, at Lender’s option, be applied against the Obligations in such order and manner as Lender may elect or as may otherwise be required under this Agreement.

2.3 Conditions Precedent. It shall be an express condition precedent to Lender’s obligation to make the Term Loan that (i) the representations and warranties contained in Section 4.1 shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Change, in which case they shall be true and correct in all respects) as of the date of the Term Loan (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete as of such other date), (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing, (iii) receipt by Lender of an executed Loan Payment Request Form in the form of EXHIBIT E attached hereto, (iv) all governmental and third party approvals necessary in connection with the Term Loan and this Agreement shall have been obtained and be in full force and effect, (v) Lender’s satisfaction, in Lender’s sole discretion, of the results of Lender’s due diligence investigation, including, without limitation, review of the financial statements of Borrower dated no more than ninety (90) days prior to the funding of the Term Loan, (vi) Since December 31, 2019, no event has occurred or arisen that, individually or in the aggregate that has had or could reasonably be expected to have a Material Adverse Change; and (vii) Borrower shall have paid in full the Closing Fee and the Documentation and Funding Fees. As additional conditions precedent to the effectiveness of this Agreement and Term Loan, Borrower shall provide or cause to be provided to Lender all of the following items:

(a) UCC-1 financing statements designating Borrower, as debtor, and Lender, as secured party, for filing (i) in the state of Borrower’s formation, (ii) the state of Borrower’s chief executive office, (iii) the place where Borrower transacts business, or (iv) in any other state required by Lender with respect to all Collateral which may be perfected under the UCC by the filing of a UCC-1 financing statement, together with any other documents Lender deems necessary to evidence or perfect Lender’s security interest with respect to all Collateral;

(b) Certificates as to authorizing resolutions of Borrower with specimen signatures, substantially in the form of EXHIBIT C;

(c) The Operating Documents and good standing certificates from Borrower’s and each Subsidiary’s jurisdiction of organization, where it maintains its chief executive office and principal place of business and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business;

(d) A recent lien search in each of the jurisdictions where the Borrower and each Subsidiary is organized and the assets of Borrower and each Subsidiary are located, and such searches reveal no liens on any of the assets of Borrower or any Subsidiary, except for Permitted Liens;

(e) Payment in full of the applicable Closing Fee, and the Documentation and Funding Fees;

(f) The Warrant, duly executed and delivered by Parent;

(g) Each Loan Document, duly executed and delivered by Borrower and each of the other parties thereto;

(h) A copy of any applicable Investors Rights Agreement and any amendments thereto;

(i) Evidence reasonably satisfactory to Lender that the Series A Financing has been consummated;

(j) A completed Perfection Certificate for Borrower and each of its Subsidiaries; and

(k) The ZenCap Subordination Agreement Amendment, duly executed and delivered by ZenCap.

2.4 Voluntary Prepayment. Borrower may prepay in whole or in part, the Term Loan at any time, subject to payment of the premium set forth below (“Prepayment Premium”). The calculated pre-payment amount shall include the outstanding principal due under the Term Loan at the time of retirement, any partially accrued interest thereon, and a Prepayment Premium based on the following schedule:

(a) At any time during the Interest Only Period, 5.0% of the principal amount being prepaid;

(b) At any time after the Interest Only Period, but on or before the first anniversary of the Amortization Date, 4.0% of the principal amount being prepaid.

(c) At any time after the first anniversary of the Amortization Date but on or before the second anniversary of the Amortization Date, 2.0% of the principal amount being prepaid; and

(d) At any time after the second anniversary of the Amortization Date, 0.0% of the principal amount being prepaid.

2.5 Mandatory Prepayment. If a Change of Control occurs or the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of: (i) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (ii) the Prepayment Premium, plus (iii) all other Obligations that are due and payable, including, without limitation, Lender’s Expenses and interest at the rate set forth in Section 2.2(a) with respect to any past due amounts.

2.6 End of Term Payment. On the Maturity Date or on the date of the earlier prepayment of the Term Loan by Borrower pursuant to Sections 2.4 or 2.5 or acceleration of the balance of the Term Loan by Lender pursuant to Section 7.1, Borrower shall pay to Lender the amount equal to 9.0% of the original principal amount of the Term Loan in addition to all sums payable hereunder.

2.7 Proceeds of Collateral. Following the occurrence and during the continuance of an Event of Default, upon the written notice of Lender all proceeds from the Collateral shall be immediately delivered to Lender and Lender may apply such proceeds and payments to any of the Obligations in such order as Lender may decide in its sole discretion.

2.8 Withholding. Payments received by the Lender from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to the Lender, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish the Lender with proof reasonably satisfactory to the Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of this Agreement.

2.9 Post-Closing Items.

(a) within ten (10) Business Days after the Closing Date (unless otherwise agreed by Lender in its sole discretion), Borrower shall provide or cause to be provided to Lender (or its designated agent) the following items:

(i) Certificates of insurance, and endorsements evidencing that the Collateral is insured in accordance with the requirements of Section 4.2(q) hereof; and

(ii) Each Account Control Agreement, duly executed and delivered by Borrower and each of the other parties thereto;

(b) within sixty (60) days after the Closing Date (unless otherwise agreed by Lender in its sole discretion), Borrower shall provide or cause to be provided to Lender (or its designated agent) Landlord waivers and bailee waivers in the form reasonably acceptable to Lender for each location where the Collateral is located.

ARTICLE 3

SECURITY INTEREST; COLLATERAL

3.1 Grant of Security Interests. Borrower grants to Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents. The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the UCC) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and other equipment and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (including Intellectual Property), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind; provided, that if Borrower provides evidence reasonably satisfactory to Lender that Borrower has achieved the New Equity Financing Milestone, and so long as no Event of Default has occurred and is continuing, Lender shall release its security interest in Intellectual Property (such release, the “IP Release”); provided further, that Borrower shall at all times comply with Section 3.7. The Collateral shall at all times include accounts and all proceeds of Intellectual Property. If at any time after the IP Release, a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing;

(f) To the extent not covered by clauses (a) through (e), all other personal property of the Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property and all of Borrower’s books and records related to any items of other Collateral.

Notwithstanding anything to the contrary contained in clauses (a) through (f) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property.

3.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the UCC, Borrower shall immediately notify Lender in writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

3.3 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location as set forth in the Perfection Certificate (the “Permitted Locations”) or as otherwise approved by Lender in its sole discretion in writing ten (10) days prior to relocation and, in the event that the Collateral at any new location, at Lender’s election, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Lender prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of the security interests therein created hereunder) and so long as no Event of Default has occurred and is continuing, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

3.4 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all financing statements and other documents Lender may reasonably request, in form satisfactory to Lender, to perfect and continue Lender perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

3.5 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect the books and records of Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

3.6 Intellectual Property. Borrower shall notify Lender before the federal registration or filing by Borrower of any copyright or copyright application and shall promptly execute and deliver to Lender any grants of security interests in same, in form acceptable to Lender, to file with the United States Copyright Office. In addition, Borrower shall deliver to Lender within ten (10) Business Days after the end of each calendar quarter, a report (each, a “Patent and Trademark Report”) reflecting the patents, patent applications, trademarks and trademark applications that were registered or filed by Borrower during such quarter and shall promptly execute and deliver to Lender any grants of security interests in same, in form acceptable to Lender, to file with the United States Patent and Trademark Office.

3.7 Protection of Intellectual Property. Borrower shall and shall cause its Subsidiaries to:

(a) protect, defend and maintain the validity and enforceability of its Intellectual Property and promptly advise Lender in writing of material infringements;

(b) not allow any Intellectual Property material to Borrower’s or its Subsidiaries business to be abandoned, forfeited or dedicated to the public without Lender’s written consent;

(c) provide written notice to the Lender within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public); and

(d) take such commercially reasonable steps as Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Lender rights and remedies under this Agreement and the other Loan Documents.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Representations and Warranties. Borrower hereby warrants, represents and covenants that:

(a) Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state set forth in the Perfection Certificate. Borrower and each Subsidiary is duly qualified to do business and is in good standing in every other jurisdiction where the nature of its business requires it to be qualified, except where failure to be so qualified would not result in a Material Adverse Change, and is not subject to any bankruptcy, insolvency or other similar proceedings. Borrower’s and each Subsidiary’s chief executive office and principal place of business is located at the address set forth in the Perfection Certificate;

(b) Borrower and each Subsidiary has full power, authority and legal right to execute, deliver and perform this Agreement, the Notes, the Warrant and each other Loan Document to which it is a party, and the execution, delivery and performance hereof and thereof have been duly authorized by all necessary action;

(c) This Agreement, the Notes, the Warrant and each other Loan Document have been duly executed and delivered by Borrower and each constitutes a legal, valid and binding obligation of Borrower and each Subsidiary party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors’ rights generally and general equitable principles;

(d) The execution, delivery and performance of this Agreement, the Notes, the Warrant and each other Loan Document respectively (i) are not in contravention of any material agreement or indenture by which Borrower or any Subsidiary is bound, or by which its properties may be affected, (ii) do not require any shareholder approval, or any approval or consent of, or filing or registration with, any governmental body or regulatory authority or agency (other than the filing of UCC financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, in connection with the registration of the security interest granted hereunder), or any approval or consent of any trustees or holders of any of its indebtedness or obligations, unless such approval or consent has been obtained and (iii) do not contravene any law, regulation, judgment or decree applicable to it or its Operating Documents;

(e) Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. Borrower is not an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System and no proceeds of the Term Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(f) To Borrower’s Knowledge, Borrower and each Subsidiary is in compliance with all requirements of law and orders, rules or regulations of any regulatory authority and no such requirement applicable to Borrower or any Subsidiary or any item of Collateral could reasonably be expected to cause a Material Adverse Change;

(g) Borrower is the owner and holder of all right, title and interest in and to the Collateral (other than the right, title and interests granted under the Permitted Liens) , and Borrower has not assigned or pledged and hereby covenants that it will not assign or pledge, so long as this Agreement shall remain in effect, the whole or any part of the rights in the Collateral hereby and thereby assigned, to anyone other than Lender, its designee, its successors or assigns, other than Permitted Liens;

(h) Borrower has good and marketable title to the Collateral, and the Collateral is free and clear of all liens, claims and encumbrances, other than Permitted Liens;

(i) Borrower has delivered to Lender copies of the most recent annual financial statements and most recent monthly and quarterly unaudited financial statements required to be delivered pursuant to Section 4.2(f) hereof, or as may hereafter be delivered in connection with the Term Loan (the “Financial Statements”). Since the date of the last Financial Statement provided to Lender, no event has occurred which would have a Material Adverse Change on Borrower or any Subsidiary. The Financial Statements are true and correct and fairly present the financial condition of Borrower and its Subsidiaries;

(j) No default or event of default has occurred and is continuing under or with respect to (i) any Material Agreement or any payment obligation owing to Versant or ZenCap or (ii) to any other contractual obligation, loan or indenture of Borrower or any Subsidiary, except, for the purposes of this clause (ii), to the extent that such default or event of default would not reasonably be expected to have Material Adverse Change;

(k) No action, suit, litigation, or proceeding of or before any arbitrator or governmental or regulatory authority is pending or, to the Knowledge of Borrower threatened, by or against Borrower or against any of its property or assets which would reasonably be expected to have a Material Adverse Change;

(l) To Borrower’s Knowledge, no facilities or properties leased or operated by Borrower contains any “hazardous materials” in amount or concentrations that could constitute a violation of any federal, state or local law, rule, regulation, order or permit (the “Environmental Laws”). Borrower has not received notice of any suspected or actual violations of any Environmental Laws and Borrower’s business has been operated in conformity with all Environmental Laws;

(m) Neither Borrower nor any Subsidiary has done business under any name other than that specified on the Perfection Certificate. Borrower’s and each Subsidiary’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state at the address set forth on the Perfection Certificate. The Collateral is presently located at the address set forth on the Perfection Certificate or as otherwise agreed by Lender pursuant to Section 3.3;

(n) To the best of Borrower’s Knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any of their Affiliates constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Blocked Person; (b) no Blocked Person has (or will have) any interest of any nature whatsoever in Borrower, in their Affiliates, with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Term Loan is in violation of applicable law; and (c) none of the funds of Borrower, or of their Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Term Loan is in violation of applicable law;

(o) Borrower has no Subsidiaries other than those listed on the Perfection Certificate;

(p) To Borrower’s Knowledge, the Property of Borrower and the Collateral are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates. The Perfection Certificate sets forth a description of all insurance maintained by or on behalf of the Borrower. Each insurance policy listed on the Perfection Certificate is in full force and effect and all premiums in respect thereof that are due and payable have been paid;

(q) To Borrower’s Knowledge, Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any other person or entity challenging the use, validity or effectiveness of any Intellectual Property, nor does the Borrower have Knowledge of any basis for any such claim;

(r) Borrower and each Subsidiary has filed all federal, state and other tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees or other charges imposed on it or any of its property by any governmental or regulatory authority. No tax liens have been filed, and, to the Knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge. Neither Borrower nor any Subsidiary is a party to any tax sharing agreement;

(s) This Agreement creates in favor of Lender a legal, valid and continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights generally and subject to general principles of equity. To the Knowledge of Borrower, upon Lender filing UCC-1 financing statements with the central filing location in the state of Borrower’s formation and/or the State of Borrower’s chief executive office and/or the obtaining of “control” (as defined under the UCC) through an Account Control Agreement or otherwise, Lender will have a perfected first priority lien on and security interest in the Collateral, subject to the Versant Collateral Sharing Agreement;

(t) Each of Borrower and each Subsidiary is, and after giving effect to the incurrence of the debt evidenced by this Agreement and all obligations hereunder will be, Solvent;

(u) (i) The Perfection Certificate lists all of Borrower’s and each Subsidiary’s Intellectual Property, including patents and pending applications, registered trademarks and pending applications, registered domain names, registered copyrights and pending applications and material Intellectual Property licenses owned by Borrower and each Subsidiary; (ii) all of Borrower’s and each Subsidiary’s Intellectual Property is valid, subsisting, unexpired and enforceable and has not been abandoned; (iii) except as described on the Perfection Certificate, Borrower and each Subsidiary is the exclusive owner of all right, title and interest in and to, or has the right to use, all of such Borrower’s or Subsidiary’s Intellectual Property; (iv) consummation and performance of this Agreement will not result in the invalidity, unenforceability or impairment of any of Borrower’s or any Subsidiary’s Intellectual Property, or in default or termination of any material Intellectual Property license of Borrower or any Subsidiary; (v) except as described on the Perfection Certificate, there are no outstanding holdings, decisions, consents, settlements, decrees, orders, injunctions, rulings or judgments that would limit, cancel or question the validity or enforceability of any of Borrower’s or any Subsidiary’s Intellectual Property or Borrower’s or such Subsidiary’s rights therein or use thereof; (vi) to Borrower’s Knowledge, except as described on the Perfection Certificate, the operation of Borrower’s and each Subsidiary’s business and Borrower’s or such Subsidiary’s use of Intellectual Property in connection therewith, does not infringe or misappropriate the intellectual property rights of any other person or entity; (vii) except as described in the Perfection Certificate, no action or proceeding is pending or, to Borrower’s Knowledge, threatened (A) seeking to limit, cancel or question the validity of any of Borrower’s or any Subsidiary’s Intellectual Property, (B) which, if adversely determined, could be reasonably expected to cause a Material Adverse Change on the value of any such Intellectual Property or (C) alleging that any such Intellectual Property, or Borrower’s or such Subsidiary’s use thereof in the operation of its business, infringes or misappropriates the intellectual property rights of any person or entity and (viii) to Borrower’s Knowledge, there has been no Material Adverse Change on Borrower’s or any Subsidiary’s rights in its material trade secrets as a result of any unauthorized use, disclosure or appropriation by or to any person, including Borrower’s and each Subsidiary’s current and former employees, contractors and agents;

(v) Borrower has disclosed on the Perfection Certificate all agreements, instruments and corporate or other restrictions to which it and each Subsidiary is subject, and all other matters to Borrower’s Knowledge that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change. No statement or information contained in this Agreement or any document or certificate executed or delivered, or hereafter delivered, in connection with this Agreement or the Term Loan contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein no misleading; and

(w) The Lender Shares issuable under the Warrant are the same price and have the same registration rights, anti-dilution rights, and other shareholder rights granted to other holders of common stock of Borrower.

4.2 Affirmative Covenants of Borrower. Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

(a) maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to cause a Material Adverse Change;

(b) maintain in force all licenses, approvals, agreements and Governmental Approvals, the loss of which could reasonably be expected to cause a Material Adverse Change;

(c) comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Change;

(d) if required by applicable law, pay and discharge or cause to be paid and discharged, all sales, use, rental and personal property or similar taxes and fees (excluding any taxes on Lender’s net income) which arise and are due in connection with the Collateral;

(e) assist Lender in obtaining and filing UCC-1 financing statements against the Collateral and Account Control Agreements to the extent that Lender deems such action necessary or desirable;

(f) deliver the following to Lender:

(i) as soon as available, but no later than 30 days after the last day of each month:

(A) a copy of Borrower’s unaudited financial statements pertaining to the results of operations for the month then ended and certified as true and correct by Borrower’s chief operating officer or chief financial officer, consisting of a consolidated and consolidating balance sheet, income statement and cash flow statement, prepared in accordance with GAAP;

(B) together with the monthly financial reports, reports as to the following, in form acceptable to Lender: accounts receivable, accounts payable aging, and primary key performance indicators each in form and substance satisfactory to Lender;

(C) an updated Perfection Certificate to reflect any amendments, modifications and updates to certain information in the Perfection Certificate after the Closing Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this Agreement;

(D) copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(E) written notice of the commencement of, and any material development in, the proceedings contemplated by Section 4.2(i) hereof;

(F) written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00);

(G) written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00) individually or in the aggregate in any calendar year; and

(H) copies of Borrower’s bank statements for all deposit accounts.

(ii) within thirty (30) days after the end of each fiscal quarter:

(A) a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of the quarter Borrower was in full compliance with all of the terms and conditions of this Agreement;

(B) a copy of Borrower’s capitalization table, as of the last day of the fiscal quarter then ended;

(iii) within one hundred eighty (180) days following the end of each fiscal year:

(A) a copy of Borrower’s annual, audited (or such other level as is required by Borrower’s board of directors) financial statements consisting of a consolidated and consolidating balance sheet, income statement and cash flow statement prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and presenting fairly Borrower’s financial condition as at the end of that fiscal year and the results of its operations for the twelve (12) month period then ended and certified as true and correct in all material respects by Borrower’s chief financial officer, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Lender in its reasonable discretion;

(iv) within thirty (30) days of its completion, a copy of Borrower’s most recent 409A valuation report;

(v) as requested by Lender, have Borrower’s chief financial or chief operating officer participate in monthly management update calls with Lender to discuss such information about the operations and financial condition of the business of the Borrower as Lender shall reasonably inquire into, at such times reasonably scheduled by Lender;

(vi) promptly, and in any event within three (3) Business Days following Lender’s request therefor, evidence of Borrower’s compliance with Section 5.1; and

(vii) deliver such other financial information as Lender shall reasonably request from time-to-time.

(g) deliver to Lender within ten (10) days after Board approval, and in any event no later than within fifteen (15) days after the end of each fiscal year of Borrower, annual Board approved operating budgets and financial projections, in a form reasonably acceptable to Lender;

(h) deliver to Lender from and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event: (i) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K; and (ii) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the consolidated financial statements of Borrower filed with such Form 10-Q; provided that to the extent the foregoing documents are included in materials otherwise filed with the Securities and Exchange Commission, such documents shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website;

(i) deliver to Lender (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to holders of its Equity Securities, or any holders of Permitted Debt and (B) immediately upon receipt of written notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of Two Hundred Fifty Thousand Dollars ($250,000);

(j) deliver the following to Lender: (i) as of the date of each Compliance Certificate, a list of all Intellectual Property owned or licensed to Borrower since the date of the last Compliance Certificate in such form as reasonably required by Lender; (ii) promptly after the same are sent by Lender, copies of any statements, reports, or correspondence required to be delivered to any other lender; (iii) promptly upon receipt of the same, copies of all notices, requests and other documents received by any other party pursuant any other material contract, instrument, indenture regarding or relating to any breach or default alleged by or against any party thereto or any other event that could materially impair the value of the interests or rights of Lender or could otherwise be reasonably expected to cause a Material Adverse Change; and (iv) such other information respecting the business, financial condition, operations, performance, properties or prospects of Borrower as Lender may from time to time reasonably request;

(k) make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower and each Subsidiary has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower); provided further that Borrower shall not change its respective jurisdiction of residence for taxation purposes, without the prior written consent of Lender, not to be unreasonably withheld or delayed;

(l) make or cause to be made all filings in respect of, and pay or cause to be paid when due, all taxes, assessments, fines, fees and other liabilities (including all taxes and other claims in respect of the Collateral) unless being contested in good faith and for which Borrower maintains adequate reserves;

(m) perform all of Borrower’s and each Subsidiary’s obligations imposed by applicable law, rule or regulation with respect to the Collateral;

(n) as soon as possible, and in any event within two (2) Business Days after Borrower having obtained Knowledge of the occurrence of any Potential Event of Default, provide a written notice setting forth the details of such Potential Event of Default and the action, if any is permitted, which is proposed to be taken by Borrower with respect thereto;

(o) as soon as possible, and in any event, no later than three (3) Business Days after receipt, provide Lender with a copy of any notice of default, notice of termination or similar notice pertaining to a lease of real property where any Collateral is located.

(p) from time to time execute and deliver such further documents and do such further acts and things as Lender may reasonably request in order to fully effect the purposes of this Agreement and to protect Lender’s security interest in the Collateral, and Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower;

(q) keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Lender may reasonably request, including, but not limited to, D&O insurance reasonably satisfactory to Lender. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lender. All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee and waive subrogation against Lender, and all liability policies shall show, or have endorsements showing Lender, as additional insured. Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled (other than cancellation for nonpayment of premiums, for which ten (10) days’ prior written notice shall be required). At Lender’s request,

Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender’s option, be payable to Lender, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 4.2(n) or to pay any amount or furnish any required proof of payment to third persons, Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 4.2(n), and take any action under the policies Lender deems prudent;

(r) during all times any amounts remain due from Borrower to Lender under this Agreement or Borrower has any Obligations under the Loan Documents, (i) preserve, renew and maintain in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal course of business; (ii) perform and observe all the terms and provisions of any material contract, instrument, or indenture to be performed or observed by it, maintain each such contract, instrument, or indenture in full force and effect, and enforce such rights under any material contract instrument, or indenture, unless the failure to do so could not be reasonably expected to cause a Material Adverse Change; (iii) keep proper books and records and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of any governmental or regulatory authorities shall be made of all dealings and transactions and assets in relations to its business and activities; and (iv) permit Lender to visit and inspect any of its assets and properties and examine and make abstracts from any of its books and records at any time with or without prior written notice and as often as may be reasonably desired at any time during an Event of Default or upon prior written notice at reasonable times when no Event of Default is continuing up to two (2) times per year, and to discuss its business operations, properties and financial and other conditions with its officers and employees and accountants;

(s) make available to the Lender, without expense to the Lender, Borrower and each of Borrower’s officers, employees and agents and Borrower’s books, to the extent that the Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against the Lender with respect to any Collateral or relating to Borrower; and

(t) use the proceeds of the Term Loan solely as working capital and to fund its general corporate purposes.

4.3 Negative Covenants of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent, which may be conditioned or withheld in its sole discretion:

(a) change its name, jurisdiction of incorporation, chief executive office, or principal place of business without thirty (30) days’ prior written notice to Lender;

(b) (i) create, incur, assume, or permit to exist any lien or security interest on any Property (including, for the avoidance of doubt, any Intellectual Property) or Collateral now or hereafter acquired by Borrower or any Subsidiary or on any income or rights in respect of any thereof, (including sale of any accounts) except liens and security interests created pursuant to this Agreement or Permitted Liens or (ii) or enter into any agreement with any Person other than Lender not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.;

(c) (i) merge into or consolidate with any other entity, or permit any other entity to merge or consolidate with Borrower or any Subsidiary, (ii) liquidate or dissolve, (iii) acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person or (iv) engage in any business other than the business of the type conducted by Borrower on the date hereof and business reasonably related thereto;

(d) dispose of any of its Property, whether now owned or hereafter acquired except: (i) the sale of disposition of any machinery and equipment no longer useful in its business; (ii) disposition of any obsolete or worn-out Property in the ordinary course of business; (iii) the sale of inventory in the ordinary course of business;

(e) amend, supplement or otherwise modify (pursuant to waiver or otherwise) its Operating Documents or any material contract, instrument, or indenture, in any respect that would result in a Material Adverse Change;

(f) move any Collateral from the Permitted Locations except in compliance with Section 3.3 above;

(g) (i) pay any dividends or make any distributions, on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire, redeem, retire, defease or otherwise acquire, for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year); (iii) return any capital to any holder of its Equity Securities as such; (iv) make, any distribution of Property, Equity Securities, obligations or securities to any holder of its Equity Securities; or (v) set apart any sum for any such purpose; provided, however, that Borrower may (A) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (B) pay dividends solely in the form of common stock; (C) pay cash in lieu of fractional shares upon exercise or conversion of any option, warrant or other convertible security; provided, that, so long as no Event of Default has occurred, the Borrower shall be permitted to (X) pay dividends in cash, shares of common stock and/or shares of preferred stock, and (Y) make payments and/or distributions on account of the redemption of any of the Borrower’s Equity Securities and provide such other customary features with respect to such Equity Securities that are or may be issued in connection with, or as part of, the New Equity Financing Milestone.

(h) (i) engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, (ii) have a change in Borrower’s ownership equal to or greater than fifty percent (50%) other than by the sale by Borrower of Borrower’s Equity Securities in a public offering or (iii) any Key Person shall cease to be actively engaged in the management of Borrower unless written notice thereof is provided to Lender within ten (10) days;

(i) (i) enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower, or (ii) create a subsidiary without providing at least ten (10) Business Days advance notice thereof to Lender and any such subsidiary shall guaranty the Obligations and grant a security interest in its assets to secure such guaranty;

(j) (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Debt for borrowed money (other than (x) amounts due or permitted to be prepaid under this Agreement (y) upon Borrower providing evidence reasonably satisfactory to Lender that Borrower has achieved the ZenCap Prepayment Milestone, prepayment of the Borrower’s obligations under the ZenCap Loan Agreement, or (z) otherwise agreed in writing by Lender), or (ii) amend, modify or otherwise change the terms of any Debt for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders, provided that Borrower may convert any such notes into Borrower’s Equity Securities or repay or otherwise satisfy such notes by the issuance of Borrower’s Equity Securities;

(k) create, incur, assume or permit to exist any Debt except Permitted Debt; provided however, notwithstanding any Debt that is permitted under the definition of Permitted Debt, Borrower shall not create, incur, assume to exist any Debt involving the sale or financing of its accounts receivables or any Debt secured or supported by its accounts receivables without the prior written consent of Lender;

(l) make, or permit any Subsidiary to make, any Investment except for Permitted Investments;

(m) (i) become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Term Loan for that purpose; (ii) become subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (iii) fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (iv) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change;

(n) (x) directly or indirectly, enter into any documents, instruments, agreements or contracts with any Blocked Person or (y) directly or indirectly, (A) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law. Lender hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws. Borrower shall immediately notify Lender if Borrower has knowledge that Borrower is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(o) (i) maintain any deposit account or securities account except accounts with respect to which Lender is able to take such actions as Lender deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements or other agreements giving Lender “control” as defined under the UCC or (ii) grant or allow any other Person (other than Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Lender) accomplishing perfection via control as to, any of its deposit accounts or securities accounts; or

(p) permit any Inactive Entity to conduct any operations, incur any liabilities (other than those incidental to its continued existence, dissolution and winding up) or hold any assets.

ARTICLE 5

FINANCIAL COVENANTS

Borrower shall at all times comply with the following financial covenant:

5.1 Minimum Cash. Until the Covenant Termination Date, maintain a balance of cash in a deposit account covered by an Account Control Agreement of not less $10,000,000.

ARTICLE 6

BORROWER’S INDEMNITY

6.1 Indemnity By Borrower. Borrower covenants and agrees, at its sole cost and expense and without limiting any other rights which Lender has hereunder, to indemnify, protect and save Lender and its directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against and from any and all claims, damages, losses, liabilities, obligations, demands, defenses, judgments, costs, disbursements or Lender’s Expenses of any kind or of any nature whatsoever which may be imposed upon, incurred by or asserted or awarded against Lender and related to or arising from the following, unless such claim, loss or damage shall be based upon the gross negligence or willful misconduct of Lender: the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses);

(a) any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds;

(b) any breach by Borrower of the representations, warranties, covenants, or other obligations or agreements made by Borrower in this Agreement or in any agreement related hereto or thereto;

(c) the violation by Borrower of any state or federal law, rule or regulation;

(d) a material misrepresentation made by Borrower to Lender; and

(e) any governmental fees, charges, taxes or penalties levied or imposed in respect to any Collateral.

excluding, however, any claims, damages, losses, liabilities, obligations arising from the gross negligence, willful misconduct or bad faith of an Indemnified Person.

6.2 Defense of Claims. Borrower agrees to pay all amounts due under this Article 6 promptly on notice thereof from Lender. To the extent that Borrower may make or provide, to Lender’s satisfaction, for payment of all amounts due under this Article 6, Borrower shall be subrogated to Lender’s rights with respect to such events or conditions. So long as no Event of Default has occurred and is continuing, Borrower may defend any claims with counsel of its own choosing reasonably acceptable to Lender, provided if the claim creates a significant exposure for Lender in its sole judgment, or attempts to establish legal principle adverse to Lender, Lender shall select the defense counsel. Borrower may settle any claims against Lender, provided such settlement includes a complete release of Lender from any claims at no cost to Lender.

6.3 Survival. All of the indemnities and agreements contained in this Article 6 shall survive and continue in full force and effect notwithstanding termination of this Agreement, the full payment of the Term Loan or Borrower’s performance of all Obligations.

ARTICLE 7

DEFAULT

7.1 Lender’s Rights on Default. If an Event of Default occurs, Lender shall be entitled to:

(a) declare the unpaid balance of the Term Loan and this Agreement immediately due and payable, whether then due or thereafter arising;

(b) modify the terms and conditions upon which Lender may be willing to consider making the Term Loan hereunder or immediately and automatically terminate any further obligations to make the Term Loan under this Agreement;

(c) require Borrower to, and Borrower hereby agrees that it will at its expense and upon request of Lender, assemble the Collateral or any part thereof, as directed by Lender and make it available to Lender at a place and time to be designated by Lender, for cash, on credit or for future delivery, and upon such other terms as the Lender deems commercially reasonable;

(d) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 7.1, to use, without charge, Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Lender’s exercise of its remedies hereunder;

(e) without notice except as specified below, sell, resell, assign and deliver or grant a license to use or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any place designated by Lender;

(f) occupy any premises owned or leased by Borrower where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to Borrower in respect of such occupation;

(g) commence and prosecute any bankruptcy, insolvency or other similar proceeding or consent to Borrower commencing any bankruptcy, insolvency or other similar proceeding;

(h) place a “hold” on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;

(i) exercise any and all rights and remedies of Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including without limitation, (A) any and all rights of Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the accounts receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to any deposit accounts, (C) exercise all other rights and remedies with respect to the accounts receivables and the other Collateral, including without limitation, those set forth in Section 9-607 of the UCC and (D) exercise any and all voting, consensual and other rights with respect to any Collateral; and

(j) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC (including disposal of the Collateral pursuant to the terms thereof).

Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by applicable law, the Lender may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by it of any rights hereunder. Borrower hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. The Lender shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall it be under any obligation to take any action with regard thereto. The Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Lender shall not be obligated to clean-up or otherwise prepare the Collateral for sale.

(k) all payments received by Borrower in respect of the Collateral shall be received in trust for the benefit of the Lender, shall be segregated from other funds of Borrower and shall be forthwith paid over to the Lender in the same form as so received (with any necessary endorsement);

(l) the Lender may, without notice to Borrower except as required by law and at any time or from time to time, charge, set off and otherwise apply all or part of the Obligations against any funds deposited with it or held by it;

(m) upon the written demand of the Lender, Borrower shall execute and deliver to the Lender a collateral assignment or assignments of any or all of Borrower’s Intellectual Property and such other documents and take such other actions as are necessary or appropriate to carry out the intent and purposes hereof;

(n) if Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 4.2 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts paid or deposited by Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including Lender’s Expenses, incurred by Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due;

(o) Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. The Obligations of Borrower to any Lender may be enforced by such Lender against Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for any other party to be joined as an additional party in any proceeding to enforce such Obligations;

(p) the proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender, at the time of or received by Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lender, including Lender’s Expenses;

Second, to the payment to Lender of the amount then owing or unpaid on the Term Loan for any accrued and unpaid interest, the amounts which would have otherwise come due under Sections 2.4, 2.5 or 2.6, if the Term Loan had been voluntarily prepaid, the principal balance of the Term Loan, and all other Obligations with respect to the Term Loan (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Term Loan, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3 ratably, if the Term Loan had been voluntarily prepaid, third, to the principal balance of the Term Loan ratably, and fourth, to the ratable payment of other amounts then payable to Lender under any of the Loan Documents); and

Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same;

(q) Lender shall have proceeded to enforce any right under this Agreement or any other of the Loan Documents by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

7.2 Rights Cumulative; Waivers. All rights, remedies and powers granted to Lender hereunder are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereunder, or in or by any other instrument, or available in law or equity. Lender’s knowledge at any time of any breach of, or non-compliance with, any representations, warranties, covenants or agreements hereunder shall not constitute or be deemed a waiver of any of such rights or remedies hereunder, and any waiver of any default shall not constitute a waiver of any other default. Notwithstanding any foreclosure or sale of any item of Collateral by Lender as permitted under this Agreement, Borrower shall remain liable for any deficiency. All amounts realized by Lender in furtherance of its rights to sell or foreclose upon the Collateral shall first be applied to all costs of the action and all costs of enforcement or interpretation of this Agreement, including any court costs, legal or expert fees and filing fees, then to any outstanding interest or penalties payable under this Agreement, then to repayment of principal of all Term Loan.

ARTICLE 8

MISCELLANEOUS

8.1 Costs and Expenses. Borrower will pay all Lender’s Expenses within 10 Business Days after written notice thereof.

8.2 Power of Attorney. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s attorney-in-fact with full power of substitution, for Borrower and any of its Subsidiary’s and in Borrower’s or any of its Subsidiary’s name to do, at Lender’s option and at Borrower’s expense upon the occurrence and during the continuance of an Event of Default, to (a) ask, demand, collect (including, but not limited to the execution, in Borrower’s or any Subsidiary’s name, of notification letters), sue for, compound and give acquittance for any and all payments assigned hereunder and to endorse, in writing or by stamp, Borrower’s name or otherwise on all checks for any monies in respect of the Collateral; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any account or drafts against Account Debtors; (c) settle and adjust disputes and claims about any accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the UCC or any applicable law permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full. Lender’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed.

8.3 Survival. All representations, warranties and indemnities contained in this Agreement (and any and each other agreement or instrument delivered pursuant hereto) shall survive (i) the execution and delivery of this Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) the payment of the Term Loan, (iv) the performance of all Obligations, and (v) termination of this Agreement

8.4 Assignments. Except as provided herein, this Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective representatives, successors and assigns. Lender may assign this Agreement and the Notes in whole or in part or sell participations therein without notice to Borrower or Borrower’s consent. Notwithstanding the foregoing, (i) Borrower may not assign, transfer or otherwise convey this Agreement, in whole or in part, without Lenders’ prior written consent; and (ii) unless an Event of Default shall have occurred and be continuing, Lender may not assign, transfer or otherwise convey this Agreement, in whole or in part to any Person who in the reasonable estimation of Lender is a direct competitor of Borrower (as an operating entity or through a subsidiary).

8.5 No Brokers. Borrower represents to Lender that no brokers or advisors have been or will be retained in connection with the transactions contemplated herein.

8.6 Notice. All notices, consents, requests, instructions, approvals and communications provided herein shall be validly given, made or served, effective only if in writing, except as otherwise provided herein, and sent by overnight courier, certified U.S. mail, postage prepaid, or by electronic mail, and shall be deemed received within five (5) Business Days from the date of posting if sent by mail, one Business Day after delivery thereto if sent by overnight courier service, or on the day of transmission if sent by electronic mail with a confirmation receipt obtained, or if such day is not a Business Day, then on the following Business Day. All such notices, consents, requests, instructions, approvals and communications shall be sent to a party at the address set forth for such party on the first page hereof, or to such other address as such party may designate in writing.

8.7 Governing Law; Consent to Jurisdiction and Service of Process. THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA (WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF SUCH STATE). IN THE EVENT THAT LENDER INITIATES AGAINST BORROWER ANY DISPUTE, CLAIM, OR SUIT WHETHER DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY RELATED ASSIGNMENT OR ANY OF BORROWER’S OBLIGATIONS OR INDEBTEDNESS HEREUNDER, EACH PARTY DOES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION AND VENUE OF ANY COURTS (FEDERAL, STATE OR LOCAL) HAVING A LOCATION IN THE STATE OF ARIZONA. IN THE EVENT THAT BORROWER INITIATES AGAINST LENDER ANY DISPUTE, CLAIM, OR SUIT WHETHER DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY RELATED ASSIGNMENT OR ANY OF BORROWER’S OBLIGATIONS OR INDEBTEDNESS HEREUNDER, EACH PARTY DOES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION AND VENUE OF ANY COURTS (FEDERAL, STATE OR LOCAL) HAVING A LOCATION IN THE STATE OF ARIZONA. EACH PARTY EXPRESSLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE BY CERTIFIED MAIL, POSTAGE PREPAID, DIRECTED TO ITS LAST KNOWN ADDRESS WHICH SERVICE SHALL BE DEEMED COMPLETED WITHIN FIVE (5) DAYS AFTER THE DATE OF MAILING THEREOF. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT THE STATE OF ARIZONA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE AS WELL AS ANY RIGHT IT MAY

NOW OR HEREAFTER HAVE TO REMOVE ANY SUCH ACTION OR PROCEEDING, ONCE COMMENCED TO ANOTHER COURT ON THE GROUNDS OF FORUM NON CONVENIENS OR OTHERWISE. THE EXCLUSIVE CHOICE OF FORUM SET FORTH HEREIN SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY EITHER PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION BY SUCH PARTY TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

8.8 Other Documents. Borrower shall execute such other documents and shall otherwise cooperate with Lender as Lender reasonably requires to effectuate the transactions contemplated hereby.

8.9 Severability. If any part of this Agreement shall be contrary to any law which a party might seek to apply or enforce or should otherwise be defective, the other provisions hereof shall not be affected thereby but shall continue in full force and effect, to which end they are hereby declared severable.

8.10 Entirety; Amendments. This Agreement and the Exhibits referred to herein constitute the entire agreement between Lender and Borrower as to the subject matter contemplated herein, and supersedes all prior agreements and understandings relating thereto. Each of the parties hereto acknowledges that no party hereto nor any agent of any other party whomsoever has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this Agreement. No other agreements will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by the party to be charged except as expressly set forth herein.

8.11 Jury Trial. EACH PARTY HEREBY UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY RELATED DOCUMENTS, ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BY THE PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, TRANSACTION CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS AND MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

8.12 Publicity. Lender will have the right to make a public announcement and include on its website, social media sites, and other marketing materials information related to this transaction.

8.13 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which Borrower or any Subsidiary is liable.

8.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

8.15 Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Lender provides Borrower with written notice of such correction.

8.16 Right of Set Off. Borrower hereby grants to Lender, a lien, security interest and right of set off as security for all Obligations to Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lenders or any entity under the control of the Lender (including a Lender affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

8.17 Co-Borrower Provisions.

(a) Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Lender and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if the Term Loan were advanced to such Borrower. Lender may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Loan Payment Request Forms and Compliance Certificates.

(b) Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations, and Lender may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

(c) Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of the Term Loan on behalf of each Borrower and to apply to Lender on behalf of each Borrower for the Term Loan, any waivers and any consents. This authorization cannot be revoked, and Lender need not inquire as to each Borrower’s authority to act for or on behalf of the other Borrower.

(d) Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document and to the extent permitted by applicable law, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating any Borrower to the rights of Lender under the Loan Documents) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 8.16 shall be null and void. If any payment is made to a Borrower in contravention of this Section 8.16, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

(e) Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which such Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Lender from foreclosing on the lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Lender that changes the scope of such Borrower’s risks hereunder.

(f) Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.

(g) Right to Settle, Release.

(i) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(ii) Without affecting the liability of any Borrower hereunder, Lender may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew or extend the time for payment, discharge the performance of, decline to enforce or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

(h) Subordination. All Debt of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations, and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination; provided, however, that absent the existence of an Event of Default, this Section 8.16 shall not prohibit any Borrower from demanding or receiving, or any Borrower from paying, any amounts on account of such subordinated obligations.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the day and year first above written.

LENDER:

TRINITY CAPITAL INC.,
a Maryland corporation

By:	/s/ Susan Echard
Name: Susan Echard
Its: Chief Financial Officer

BORROWER:

FOOTPRINT INTERNATIONAL HOLDCO, INC.,
a Delaware corporation

By:	/s/ Troy M. Swope
Name: Troy M. Swope
Title: Chief Executive Officer

FOOTPRINT INTERNATIONAL, LLC,
a Delaware limited liability company

By:	/s/ Troy M. Swope
Name: Troy M. Swope
Title: Chief Executive Officer

FOOTPRINT, LLC,

a Delaware limited liability company

By:	/s/ Troy M. Swope
Name: Troy M. Swope
Title: Chief Executive Officer

FOOTPRINT SOUTH CAROLINA, LLC,
a Delaware limited liability company

By:	/s/ Troy M. Swope
Name: Troy M. Swope
Title: Chief Executive Officer

[Signature Page To Loan And Security Agreement]

EXHIBIT A

FORM OF PROMISSORY NOTE

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT B

AMORTIZATION SCHEDULE

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT C

SECRETARY’S CERTIFICATE

WITH RESPECT TO RESOLUTIONS

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT E

Loan Payment Request Form

[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K]